Exhibit 99.2

NEWS RELEASE

U.S. District Court Sets Date for Hearing on Proposed Voluntary Dismissal
of Derivative Action in Rucker v. Lincoln National Corp. et al.

Philadelphia, PA, February 5, 2010 – Lincoln Financial Group (NYSE:LNC) today announced that the United States District Court for the Middle District of North Carolina will hold a hearing on February 26, 2010 at 10:00 a.m., on the proposed dismissal of a shareholders’ derivative action following the filing of a joint motion to dismiss by the plaintiff and all defendants, with each party to bear its own costs and fees. The derivative action was instituted by the Walker F. Rucker Family Trust in June 2008 naming Lincoln National Corporation, David A. Stonecipher, Jon A. Boscia and Dennis R. Glass as defendants.

The hearing will take place on February 26, 2010 at 10:00 a.m. in Courtroom Number 1 of the Hiram H. Ward Federal Building, Winston-Salem, North Carolina. Any stockholder of Lincoln National Corporation may appear and be heard at such hearing, provided that the stockholder complies with the requirements set forth in the Notice posted on Lincoln National Corporation’s website (www.lfg.com/investor) and publicly filed with the Securities & Exchange Commission on Form 8-K (www.sec.gov). The Notice also summarizes the allegations in the action.

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $137 billion as of September 30, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

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Contacts:                  Jim Sjoreen                                                                    Laurel O’Brien
   484 583-1420                                                                  484 583-1735
   Investor Relations                                                        Media Relations
   Investorrelations@LFG.com                                       mediarelations@LFG.com

Forward Looking Statements — Cautionary Language

Certain statements made in this release are "forward-looking statements." Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others, deterioration in general economic or business conditions; continued credit market illiquidity; lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations; lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries; legislative and regulatory changes and proceedings; changes in interest rates; sudden or prolonged declines in the equity markets; and deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income. The risks included here are not exhaustive. Lincoln's quarterly report on Form 10-Q for the quarter ended September 30, 2009, annual report on Form 10-K, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance.